Exhibit 3.37

LIMITED LIABILITY COMPANY AGREEMENT

OF

NATIONSTAR SUB2 LLC

(a Delaware Limited Liability Company)

This LIMITED LIABILITY COMPANY AGREEMENT of NATIONSTAR SUB2 LLC (this “Agreement”), is entered into as of May 11, 2011 by Nationstar Mortgage Holdings Inc., a Delaware corporation (the “Sole Member”), as the sole member of Nationstar Sub2 LLC, a Delaware limited liability company (the “Company”), admitted pursuant to Section 5 of this Agreement.

WHEREAS, the Sole Member desires to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et. seq.) (“Delaware Limited Liability Company Act”); and

WHEREAS, effective May 11, 2011, Jason Zhou executed the Certificate of Formation of the Company and caused it to be filed in the office of the Secretary of State of the State of Delaware (the “Certificate”).

NOW, THEREFORE, in consideration of the terms and provisions set forth herein, the benefits to begin by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the sole party hereto agrees as follows:

SECTION 1. General.

(a) Except as expressly provided herein, the rights and obligations of the Sole Member in connection with the regulation and management of the Company shall be governed by the Delaware Limited Liability Company Act.

(b) The name of the Company shall be “Nationstar Sub2 LLC”. The business of the Company shall be conducted under such name or any other name or names that the Sole Member shall determine from time to time.

(c) The name and address of the registered agent for service of process on the Company in the State of Delaware shall be Corporate Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered office or registered agent of the Company may be changed from time to time by the Sole Member.

(d) The principal place of business of the Company shall be located at 350 Highland Drive, Lewisville, Texas 75067, or such other place as the Sole Member shall determine from time to time.

(e) The Company shall have perpetual existence, unless earlier dissolved pursuant to the provisions of this Agreement.

SECTION 2. Purposes. The Company is formed for the object and purpose of, and the nature of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Limited Liability Company Act and engaging in any and all activities necessary, convenient, desirable or incidental to the foregoing.

SECTION 3. Powers. The Company shall have all powers necessary, appropriate or incidental to the accomplishment of its purposes and all other powers conferred upon a limited liability company pursuant to the Delaware Limited Liability Company Act.

SECTION 4. Management.

(a) Except for situations in which the approval of the Sole Member is required by this Agreement or by non-waivable provisions of applicable law: (i) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managers; and (ii) the Managers may make all decisions and take all lawful actions for the Company not otherwise provided for in this Agreement, including the right to appoint and delegate managerial responsibilities to officers, directors, employees and agents of the Company.

(b) The number of Managers of the Company shall initially be two (2). Such number may be increased or decreased from time to time by the Sole Member. Each Manager shall serve for the term for which such Manager is elected and thereafter until such Manager’s successor shall have been duly elected and qualified, or until such Manager’s earliest death, resignation or removal. Managers need not be Members or residents of the State of Delaware.

SECTION 5. Capital Contributions; Units. Contemporaneous with the execution by the Sole Member of this Agreement, the Sole Member has made or is making the capital contribution and receiving units (“Units”) in the Company in exchange therefor as set forth on the attached Schedule A.

SECTION 6. Distributions. The Company shall from time to time distribute to the Sole Member such amounts in cash and other assets as shall be determined by the Sole Member. Each such distribution shall be paid directly to the Sole Member as the holder of all outstanding Units of the Company.

SECTION 7. Allocations. The profits and losses of the Company shall be allocated to the Sole Member.

SECTION 8. Dissolution; Winding Up.

(a) The Company shall be dissolved upon: (i) the adoption of a plan of dissolution by the Sole Member or (ii) the occurrence of any event required to cause the dissolution of the Company under the Delaware Limited Liability Company Act.

(b) Any dissolution of the Company shall be effective as of the date on which the event occurs giving rise to such dissolution, but the Company shall not terminate unless and until all its affairs have been wound up and its assets distributed in accordance with the provisions of the Delaware Limited Liability Company Act.

(c) Upon dissolution of the Company, the Company shall continue solely for the purposes of winding up its business and affairs as soon as reasonably practicable. Promptly after the dissolution of the Company, the Sole Member shall designate one or more persons (the “Liquidating Trustees”) to accomplish the winding up of the business and affairs of the Company. Upon their designation, the Liquidating Trustees shall immediately commence to wind up the affairs of the Company in accordance with the provisions of this Agreement and the Delaware Limited Liability Company Act. In winding up the business and affairs of the Company, the Liquidating Trustees may take any and all lawful actions that they determine in their sole discretion to be in the best interests of the Sole Member, including, but not limited to, any actions relating to: (i) causing written notice by registered or certified mail of the Company’s intention to dissolve to be mailed to each known creditor of and claimant against the Company; (ii) the payment, settlement or compromise of existing claims against the Company; (iii) the making of reasonable provisions for payment of contingent claims against the Company; and (iv) the sale or disposition of the properties and assets of the Company. It is expressly understood and agreed that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of claims against the Company so as to enable the Liquidating Trustees to minimize the losses that may result from a liquidation.

SECTION 9. Transfer. A member shall not transfer (whether by sale, assignment, gift, pledge, hypothecation, mortgage, exchange or otherwise) all or any part of its limited liability company interest in the Company to any other person without the prior written consent of each of the other members, if any.

SECTION 10. Admission of Additional Members. The admission of additional members to the Company shall be accomplished by amendment of the Agreement and, if required by the Delaware Limited Liability Company Act, by the filing of an appropriate amendment to the Certificate in the office of the Secretary of State of the State of Delaware.

SECTION 11. Miscellaneous.

(a) The terms and provisions set forth in this Agreement may be amended, and compliance with any term or provision set forth herein may be waived, only by a written instrument executed by the Sole Member. No failure of delay on the part of any member in exercising any right, power or privilege granted hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

(b) This Agreement shall be binding upon and inure to the benefit of the Sole Member and its respective successors and assigns.

(c) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to any conflicts of law principles that would require the application of the laws of any other jurisdiction).

(d) In the event that any provision contained in this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the invalidity, illegality or unenforceability thereof shall not affect any other provision hereof.

IN WITNESS WHEREOF, the party has caused this Agreement to be duly executed on the date first above written.

Nationstar Mortgage Holdings, Inc

/s/ Anthony H. Barone
Anthony H. Barone
President and Chief Executive Officer

SCHEDULE A

Name	Capital Contribution	Number of Units
Nationstar Mortgage Holdings, Inc.	$1,000.00	1,000

TOTALS:	$1,000.00	1,000

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